Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2006, except for the stock split discussed in paragraph 2 to Note 1 to the consolidated financial statements, as to which the date is November 1, 2006, relating to the consolidated financial statements, which appears in First Solar Inc's Registration Statement on Form S-1 (No. 333-135574) filed on November 15, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona
February 20, 2007